Exhibit 23.1

                CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3, No. 333-00000) and related Prospectus of Hvide Marine Incorporated and Hvide Capital Trust (collectively, the Company) for the registration of 4,035,120 shares of the Company's convertible preferred stock and 2,300,000 shares of the Company's Class A Common Stock and to the incorporation by reference therein of our report dated February 20, 1997, except the eighth paragraph of Note 3, as to which the date is March 25, 1997, with respect to the consolidated financial statements of Hvide Marine Incorporated included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.




Miami, Florida
September   , 1997